Exhibit (d)(v)

                          INVESTMENT ADVISORY AGREEMENT


        THIS AGREEMENT (the "Agreement"), made as of the 15th day of September, 2003, by and between STRATUS FUND, INC., a Minnesota corporation (the "Fund") and Union Investment Advisors, Inc., a Nebraska corporation (the "Investment Adviser"):

        WITNESSETH:

        WHEREAS, the Fund is engaged in business as a management investment company and has registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

        WHEREAS, the Fund desires to appoint the Investment Adviser to render investment advisory services to the Fund in the manner and on the terms and conditions hereinafter set forth; and

        WHEREAS, the Investment Adviser desires to be appointed to perform services on said terms and conditions;

        NOW, THEREFORE, in consideration of the mutual covenants herein contained the Fund and the Investment Adviser agree as follows:

        1.      APPOINTMENT AND DUTIES OF INVESTMENT ADVISER

        The Fund hereby appoints the Investment Adviser to act as investment adviser to the Government Securities Portfolio and the Growth Portfolio (each, a "Portfolio" and together, the "Portfolios") of the Fund and, subject to the supervision of the Board of Directors of the Fund, to supervise the investment activities of the Portfolio as hereinafter set forth; to obtain and evaluate such information and advice relating to the economy, securities markets and securities as it deems necessary or useful to discharge its duties hereunder; to continuously manage the assets of the Portfolios in a manner consistent with the investment objective and policies of the Portfolios as set forth in the most current registration statement of the Fund; to determine the securities to be purchased, sold or otherwise disposed of by the Portfolios and the timing of such purchases, sales and dispositions; to take such further action, including the placing of purchase and sale orders on behalf of the Portfolios, as it shall deem necessary or appropriate; and to furnish to or place at the disposal of the Fund such information, evaluations, analyses and opinions formulated or obtained by it in the discharge of its duties as the Fund may, from time to time, reasonably request.

        It is agreed that the Investment Adviser may enter into subinvestment advisory agreements with one or more persons registered under the Investment Advisers Act of 1940 to assist the Investment Adviser, at its expense, in performing its duties and responsibilities hereunder, including, but not limited to, the placing of purchase and sell orders on behalf of the Portfolios.

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        2.      EXPENSES OF INVESTMENT ADVISER

        The Investment Adviser shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary or useful to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Investment Adviser shall be deemed to include persons employed or otherwise retained by the Investment Adviser to furnish statistical and other factual data, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Investment Adviser may deem appropriate. The Investment Adviser shall maintain records as may be required under the Act and the Investment Advisers Act of 1940 and such records shall be made available to the Fund upon request.

        3.      EXPENSES AND DUTIES OF FUND

        Unless otherwise expressly agreed to by the Investment Adviser, the Fund assumes and shall pay or cause to be paid all other expenses of the Fund, including, without limitation: (a) the costs of shareholder reports; (b) any fees pursuant to any investment advisory agreement and any management agreement with the Fund; (c) fees pursuant to any plan of distribution that the Fund may adopt; (d) the charges and expenses of any registrar, custodian, sub-custodian or depository appointed by the Fund for the safekeeping of its cash, portfolio securities and other property, as well as any stock transfer or dividend agent appointed by the Fund; (e) brokers' commissions chargeable to the Fund in connection with portfolio securities transactions to which the Fund is a party;
(f) all taxes and fees payable by the Fund to federal, state or other governmental agencies or pursuant to any foreign laws; (g) the cost and expense of engraving or printing of certificates representing shares of the Fund; (h) all costs and expenses in connection with the registration and maintenance of registration of the Fund and its shares with the Securities and Exchange Commission and various states and other jurisdictions or pursuant to any foreign laws (including filing fees and legal fees) and the expense of printing and distributing prospectuses and supplements; (i) all expenses of shareholders' and Directors' meetings and of preparing, printing and mailing of proxy statements and reports to shareholders; (j) the fees and travel expenses of Directors or members of any advisory board or committee who are not employees of the Investment Adviser; (k) all expenses incident to the payment of any dividend, distribution, withdrawal or redemption whether in shares or in cash; (l) charges and expenses of any outside service used for pricing of the Funds shares; (m) ordinary charges and expenses of legal counsel, including counsel to the Directors of the Fund who are not interested persons (as defined in the Act) of the Fund or the Investment Adviser, and of independent accountants, in connection with any matter relating to the Fund; (n) membership dues of industry associations; (o) interest payable on Fund borrowings; (p) postage; (q) insurance premiums on property or personnel (including Officers and Directors) of the Fund which inure to its benefit; (r) extraordinary legal, accounting, and other expenses (including but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto); and (s) all other costs of the Fund's operation.

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        The Fund will, from time to time, furnish or otherwise make available to the Investment Adviser such financial reports, proxy statements and other information relating to the business and affairs of the Fund as the Investment Adviser may reasonably require in order to discharge its duties and obligations hereunder or to comply with any applicable law and regulations.

        4.      FEES OF INVESTMENT ADVISER

        For the services to be rendered, the facilities furnished, and the obligations assumed by the Investment Adviser, the Fund, shall pay to the Investment Adviser, commencing with the effective date of the Agreement, a monthly investment advisory fee, computed separately for each Portfolio, at the annual rate set forth on Exhibit I attached hereto and incorporated by reference herein. The compensation for the period from the effective date hereof to the next succeeding last day of the month shall be prorated according to the proportion which such period bears to the full month ending on such date and provided further that, upon any termination of this Agreement before the end of the month, such compensation for the period from the end of the last month ending prior to such termination to the date of termination, shall be prorated according to the proportion which such period bears to a full month, and shall be payable upon the date of termination. For the purpose of the Investment Adviser's compensation, the value of the Portfolio's net assets shall be computed in the manner specified in its Bylaws in connection with the determination of the net asset value of shares. Payment of the Investment Adviser's compensation for the preceding month shall be made as promptly as possible after the last day of such month.

        5.      BEST EFFORTS

        The Investment Adviser will use its best efforts in the supervision and management of the investment advisory activities of the Portfolio but in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations hereunder, the Investment Adviser shall not be liable to the Fund or any of its investors for any error of judgment or mistake of law or fact, for any act or omission by the Investment Adviser or for any losses sustained by the Fund or investors.

        6.      INDEPENDENT CONTRACTOR

        The Investment Adviser shall, for all purposes herein, be an independent contractor and shall have no authority to act for or represent the Fund in its investment commitments unless otherwise provided.

        Nothing contained in this Agreement shall prevent the Investment Adviser or any affiliated person of the Investment Adviser from acting as investment adviser or manager for any other person, firm, corporation or other entity and shall not in any way bind or restrict the Investment Adviser or any such affiliated person from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom they may be acting. Nothing in this Agreement shall limit or restrict the right of any Director, Officer or employee of the Investment Adviser to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business whether of a similar or dissimilar nature.

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        7.      EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT

        This Agreement shall become effective, if approved by the shareholders of the Fund, as of the date set forth above. If so approved, this Agreement shall thereafter continue in force and effect until October 1, 2005, and may be continued from year to year thereafter, provided that the continuation of the Agreement is specifically approved at least annually:

               (a) (i) by the affirmative vote of a majority of the Board of Directors of the Fund or (ii) by the vote of a majority of the outstanding voting securities of the Fund; and

               (b) by the affirmative vote of a majority of the Directors of the Fund who are not parties to this Agreement or interested persons of a party to this Agreement as required under the 1940 Act, by votes cast in person at a meeting specifically called for such purpose.

        This Agreement may be terminated at any time, without payment of any penalty, by the Board of Directors of the Fund, or by a vote of a majority of the outstanding voting securities of the Portfolio within the meaning of the 1940 Act, in either case upon not less than sixty (60) days' written notice to Investment Adviser, and it may be terminated by Investment Adviser upon sixty
(60) days' written notice to the Fund. This Agreement shall automatically terminate in the event of its assignment, within the meaning of the 1940 Act, unless such automatic termination shall be prevented by an exemptive order of the Securities and Exchange Commission.

        8.      AMENDMENT OF AGREEMENT

        This Agreement may be amended from time to time by agreement of the parties provided that such amendment shall be approved both by the vote of a majority of Directors of the Fund, including a majority of Directors who are not parties to this Agreement or interested persons of any such party to this Agreement (other than as Directors of the Fund) cast in person at a meeting called for that purpose, and by the holders of a majority of the outstanding voting securities of the Fund if required by the 1940 Act.

        This Agreement may be amended by agreement of the parties without the vote or consent of the shareholders of the Fund to supply any omission, to cure, correct or supplement any ambiguous, defective or inconsistent provision hereof, if shareholder approval of the amendment is not required under the 1940 Act or if they deem it necessary to conform this Agreement to the requirements of applicable federal laws or regulations, but neither the Fund nor the Investment Adviser shall be liable for failing to do so.

        9.      INTERESTED PERSONS

        It is understood that Directors, Officers, agents and shareholders of the Fund are or may be interested in the Investment Adviser (or any successor thereof) as Directors, Officers, agents, shareholders, or otherwise; that Directors, Officers, agents and shareholders of the Investment Adviser are or may be interested in the Fund as Directors, Officers, agents, shareholders or otherwise; that the Investment Adviser (or any such successor) is or may be interested in the Fund as shareholder or otherwise.

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        10.     DEFINITIONS

        For the purpose of this Agreement, the terms "vote of a majority of the outstanding voting securities," "assignments," "affiliated person," and "interested person" shall have the respective meanings specified in the 1940 Act; provided, however, that wherever in this Agreement it is provided that this Agreement may be amended or terminated by or with the consent of shareholders, such action shall only be effective with respect to those Portfolios of the Fund the shareholders of which have taken the requisite action.

        11.     APPLICABLE LAW

        This Agreement shall be construed in accordance with the laws of the State of Nebraska and the applicable provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended.

        IN WITNESS WHEREOF, the parties hereto have executed, accepted and delivered this Agreement on the day and year first above written in Lincoln, Nebraska.


                                       STRATUS FUND, INC.



                                       By:
                                           -------------------------------------
                                       Name:
                                             -----------------------------------
                                       Title:
                                              ----------------------------------



                                       UNION INVESTMENT ADVISORS, INC.



                                       By:
                                           -------------------------------------
                                       Name:
                                             -----------------------------------
                                       Title:
                                              ----------------------------------



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                                    EXHIBIT I

        Portfolio                             Investment Advisory Fee
        ---------                             -----------------------

Growth Portfolio                                          0.75%

Government Securities Portfolio                           0.50%